UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GAMING PARTNERS INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 18, 2006

To the Stockholders of Gaming Partners International Corporation:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders. Regardless of whether you plan to attend, please take a moment to vote your proxy. The Annual Meeting will be held as follows:

WHEN:	Tuesday, May 9, 2006 9:00 a.m., Pacific time
WHERE:	Gaming Partners International Corporation Corporate Headquarters 1700 South Industrial Road Las Vegas, Nevada
ITEMS OF BUSINESS:	• Elect seven directors for terms expiring in 2007. • Consider any other matters that may properly come before the Annual Meeting.
RECORD DATE:	March 28, 2006.
VOTING BY PROXY:	Your vote is important. You may vote by returning the proxy card in the envelope provided.

On the following pages, we provide answers to frequently asked questions about the Annual Meeting. A copy of the 2005 Annual Report on Form 10-K is enclosed.

By Order of the Board of Directors,

Gérard P. Charlier
President, Chief Executive Officer and Secretary

GAMING PARTNERS INTERNATIONAL CORPORATION

GAMING PARTNERS INTERNATIONAL CORPORATION

1700 S. Industrial Road
Las Vegas, Nevada 89102

PROXY STATEMENT

This proxy statement is being furnished to our stockholders beginning on or about April 18, 2006, in connection with the solicitation of proxies by the Gaming Partners International Corporation Board of Directors to be used at the Annual Meeting of Stockholders on May 9, 2006, or the Annual Meeting, at our corporate headquarters located at 1700 South Industrial Road, Las Vegas, Nevada, and at all adjournments or postponements of the Annual Meeting for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What am I voting on?

The election of seven nominees to serve on our board of directors for terms expiring in 2007.

We are not aware of any other matters that will be voted on. If a matter does properly come before the Annual Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy as our board recommends.

What are the board’s voting recommendations?

Our board of directors recommends a vote FOR each of the seven nominated directors.

What is the vote required for the proposal?

The seven individuals receiving the largest number of votes will be elected as directors.

Who can vote?

Common stockholders as of the close of business on the record date, March 28, 2006, can vote. Each outstanding share of our common stock is entitled to one vote upon the proposal presented. A list of stockholders entitled to vote will be available for inspection by any stockholder at our corporate headquarters at 1700 South Industrial Road, Las Vegas, Nevada prior to or at the Annual Meeting.

How do I vote?

There are two ways to vote:

•       By completing and mailing the enclosed proxy card.

•       By written ballot at the Annual Meeting.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Annual Meeting, but may not vote at the Annual Meeting unless you have first obtained a proxy, executed in the stockholders’ favor, from the holder of record.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are counted.

What constitutes a quorum?

As of the record date, March 28, 2006, there were 7,927,143 shares of our common stock outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.”  Abstentions and shares, which are the subject of broker non-votes, will count toward establishing a quorum.

Can I change my vote?

You can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•       returning a later-dated proxy card; or

•       notifying our Secretary by written revocation letter.

Our Secretary is Gérard P. Charlier. Any revocation should be filed with him at our corporate headquarters at 1700 South Industrial Road, Las Vegas, Nevada, 89102.

Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as our board recommends.

Who conducts the proxy solicitation?

Our board of directors is soliciting these proxies. We will bear the cost of the solicitation of proxies. Our regular employees may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?

Our board of directors will appoint one or more employees to serve as an Inspector of Election(s) to tabulate the voted proxies.

PROPOSAL—ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2007 Annual Meeting of Stockholders. Our board of directors has proposed the re-election of each current member of the board for a one-year term expiring at the 2007 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

On April 10, 2006, Benoit Aucouturier, a current member of and nominee to the board, tendered his resignation as a director and a member of our Audit Committee and Nominating and Governance Committee. Mr. Aucouturier’s resignation shall be effective upon the appointment of his successor. Mr. Aucouturier’s resignation is for personal reasons, and is not as a result of any disagreement with GPIC or on any matter relating to GPIC’s operations, policies or practices. Mr. Aucouturier has consented to being nominated and to serve, if elected, until his successor is appointed. The Nominating and Governance Committee will commence a search for qualified individuals and review potential candidates to replace Mr. Aucouturier’s position on the board of directors. The remaining nominees have also consented to being nominated and to serve, if elected. In the event that any nominee, including Mr. Aucouturier, becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by our board of directors, through the nominating and governance committee.

Upon completion of the combination with Bourgogne et Grasset, or B&G, on September 12, 2002, Holding Wilson S.A. and the late Francois Carretté (succeeded by his wife, Elisabeth Carretté) agreed to vote all shares of our common stock held by them in favor of the election of Eric P. Endy to the board of directors for a period of five years from the completion of the combination and executed an irrevocable proxy in favor of Mr. Endy. Likewise, Mr. Endy agreed to vote all shares of our common stock beneficially owned by him in the manner directed by Holding Wilson S.A. with respect to the election or removal of directors during the same five-year period and executed an irrevocable proxy in favor of Holding Wilson S.A. Both Holding Wilson S.A. and Mr. Endy have indicated that they intend to vote their shares in favor of all seven director nominees at the Annual Meeting. Therefore, we expect all seven director nominees to be elected at the Annual Meeting.

Nominees for Election of Directors

Elisabeth Carretté, 61, has been a director since January 2005. Mrs. Carretté is the president of the supervisory board of Holding Wilson, S.A., a privately-held French company that through its affiliates engages in consulting and food distribution. Holding Wilson, S.A. is the principal shareholder of GPIC. Over more than two decades, Mrs. Carretté has served on both the executive and supervisory boards of Holding Wilson, S.A. and helped define the strategy of the group.

Gérard P. Charlier, 67, has been a director and our President, Chief Executive Officer and Secretary since September 2002. Mr. Charlier has been President and Chief Executive Officer of GPI-SAS since 1994 and President and Chief Executive Officer of the former Bud Jones Company from 2000 to 2002, when it merged into Gaming Partners International USA, Inc. Mr. Charlier worked from 1965 to 1968 for Cincinnati Milling Machine in Cincinnati, Ohio. Mr. Charlier worked for Booz Allen & Hamilton in London and Paris in 1968 and 1969. He then joined Peat Marwick Mitchell Management Consulting (now KPMG) in Paris in 1969 where he became Partner in 1975 and acted as Partner in Charge of the German Management Consulting Department from 1978 to 1982. From 1982 to 1985, Mr. Charlier served as Vice President of International Development of Dexi International, a French company specializing in the manufacture of cosmetic products distributed by party plans. From 1985 to 1988 and again from 1991 to 1994, Mr. Charlier was an independent management consultant for G.C. Management, a firm that he owned. Between 1988 and 1991, Mr. Charlier served as the General Manager in France of Arthur D. Little, a management consulting firm based in Cambridge, Massachusetts. Mr. Charlier holds a Mechanical Engineering Degree from Ecole Nationale d’Arts et Metiers in Paris (1962), a M.S. in Electrical Engineering from Stanford University, California (1963) and a MBA from INSEAD in Fontainebleau, France (1968).

Benoit Aucouturier, 59, has been a director since December 2002. Mr. Aucouturier has served as General Manager and Director of Campagnie d’Arbitrage Financier et Foncier, a family investment company with investments in various sectors, including the hotel industry and tourism, the gaming industry, fashion and real estate, since 1992. Mr. Aucouturier started his career with Caisse Centrale des Banques Populaires as Finance Director Deputy. He then joined the Credit Commercial de France as Director responsible for French securities. In 1988, Mr. Aucouturier joined Societe de Banque et de Transactions where he served as General Manager. He left that company at the end of 1992 to join and develop his family investment fund. Mr. Aucouturier also serves as a director of Societe de Tourisme International, Croise-Laroche, Gulmar Offshore Contractor, Financiere Saint-Nicolas and Party Pris. Mr. Aucouturier holds degrees in private law, property and agricultural law and in business administration from the Universities of Paris and Poitiers.

Paul S. Dennis, 68, has been a director since October 2000. Since 1977, Mr. Dennis has been President and Chief Executive Officer of Associated Health Care Management Company, Inc., Cleveland, Ohio, which manages congregate living facilities. Mr. Dennis also has served as a director and officer with various companies and business ventures in the hardware distribution, pharmaceuticals distribution and steel fabrication industries and real estate investor. Mr. Dennis was an investor in, and for certain periods from 1997 to 2003 was a director and officer of, Las Vegas Care Centers, Inc., a nursing home facility in Las Vegas, Nevada. At the request of the bank, a receiver was appointed in 2001 to oversee the sale and disposition of Las Vegas Care Centers, Inc.’s assets. Mr. Dennis was previously licensed as a nursing home administrator in the states of Ohio and Nevada and was a member of the American College of Health Care Administrators.

Eric P. Endy, 51, has been a director since our inception in 1993. Mr. Endy was our Executive Vice President from September 2002 to March 2003, and presently serves as a consultant to us. He served as our Secretary from May 1984 to March 2003, Chairman of the Board and Chief Executive Officer from November 1998 to September 2002, President from January 1994 to September 2002 and Treasurer from July 2001 to September 2002. From May 1998 to July 1998, Mr. Endy was our Treasurer and from January 1994 to July 1995, Mr. Endy was our Chief Operating Officer. Mr. Endy was Chairman of the Board, President and Chief Executive Officer of the former Paul-Son Gaming Supplies from November 1998 to September 2002, and Executive Vice President and General Manager of the former Paul-Son Gaming Supplies from July 1990 to November 1998.

Alain Thieffry, 50, has been a director since September 2002. Mr. Thieffry has served as President of the Executive Board of Holding Wilson S.A. since February 2002. He has been an executive officer of Holding Wilson S.A. since 1984. Since 1995, Mr. Thieffry has also served as Chief Executive Officer of Bridge Atlantic Corporation and DeRoche, S.A., wholly-owned subsidiaries of Holding Wilson S.A., and of LFR, Inc., a wholly-owned subsidiary of Bridge Atlantic Corporation. Mr. Thieffry holds a masters in law and business administration and a CPA license in France.

Robert J. Kelly, 50, has been a director since February 2006. He was appointed to the board of directors to fill the vacancy that resulted from the death of Jerry G. West. Mr. Kelly received an MBA from Harvard in 1986 and an Engineering degree from Princeton in 1977. Since 2000, Mr. Kelly has been the founder, patent holder and primary stockholder of EarthSource Inc., Raynham, Massachusetts, a waste water treatment plant. He is also a civil engineer and responsible for designing the EarthSource process and managing its operations. From approximately 1994 to 2000, Mr. Kelly worked with LFR, Inc., an environmental engineering company and affiliate of Holding Wilson, S.A., our principal stockholder. Prior to 1994, Mr. Kelly worked as a Division Manager for OHM Corporation, a publicly-traded company that provides technology-based, on-site hazardous waste remediation environmental services, and as a Field Service Manager at IT Corporation, a publicly-traded company in the environmental engineering business, providing environmental consulting, engineering and construction and remediation services.

Board of Directors and Committees of the Board

Our business affairs are conducted under the direction of our board of directors. The role of our board of directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible ethical manner.

The framework for our corporate governance is provided by:  (a) Nevada corporate law, (b) our articles of incorporation and our bylaws, (c) charters of our board committees and (d) our codes of ethics and conduct. In addition, we are governed by all applicable laws, rules and regulations, including the gaming laws and rules of every jurisdiction in which we or our products are licensed, the federal securities laws and the rules of the Securities and Exchange Commission, or the SEC, and the listing requirements and rules of the NASDAQ Stock Market, or NASDAQ, where our common stock is listed.

During fiscal 2005, our board of directors held four regular meetings and one special meeting. Each director, except for one, attended at least 75% of the board meetings and committee meetings during the period he/she served as a member. Our non-management directors held one executive session during fiscal 2005. We encourage our directors to attend our annual meetings of stockholders. All but one of our directors attended our 2005 annual meeting of stockholders.

Although our board of directors had previously determined that we no longer qualified for the “controlled company” exemption under the rules of the NASDAQ, at the request of our board of directors, Mrs. Carretté and Mr. Endy have since reassessed whether a group exists between them. They concluded that, as a result of the voting agreement and irrevocable proxies between them in connection with the election of directors (as described above), among other things, that they were acting as a group within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended (the “Securities Act”). Each of Mrs. Carretté and Mr. Endy have publicly filed Schedules 13D reporting the existence of a group between them. As a group, Mrs. Carretté and Mr. Endy beneficially own more than 50% of our voting power. As a result, our board of directors has determined that we are a “controlled company” and are therefore exempt from certain of the NASDAQ rules, including requirements for a majority independent board and independent compensation and nominating committees.

Our board of directors has five standing committees:  the Audit Committee, the Compensation Committee, the Compliance Committee, the Nominating and Governance Committee and the Directors’ Plan Committee. The charters for our Audit and Nominating and Governance Committee, as well as of our Code of Ethics and Code of Conduct, are available on our website at www.gpigaming.com. These documents are also available in print to any stockholder upon request. We may revise these policies from time to time and will promptly post revisions on our website. No formal written policy has been adopted for our Compensation, Compliance or Directors’ Plan Committees.

The Audit Committee, a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists our board of directors in overseeing the accounting and financial reporting processes of GPIC and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent public accountants’ qualifications and independence, the performance of our internal audit function and independent public accountants, and such other duties as may be directed by our board of directors. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the “independence” requirements of the SEC and NASDAQ for audit committee members. During fiscal 2005, the Audit Committee consisted of Messrs. Aucouturier, Dennis and West, each of whom satisfied these requirements. The Audit Committee held four meetings and one teleconference for final approval of Forms 10-Q and the annual report on Form 10-K during fiscal 2005. A copy of the report of the Audit Committee is contained in this proxy statement. Effective February 15, 2006, Mr. Kelly was appointed to the Audit Committee to fill the vacancy left on the committee that resulted from the death of Mr. West. Our board of directors believes that each member of the Audit Committee is able to read and understand financial statements, and that one of the members have past employment experience or backgrounds which results in their financial sophistication. While the board of directors endorses the effectiveness of our Audit Committee, no member of the Audit Committee currently meets the definition of an audit committee financial expert as set forth in Item 401(h)(2) of the SEC Regulation S-K. In 2006, the Audit Committee engaged the services of a financial consultant who acts as an advisor to the Audit Committee on financial issues.

The Compensation Committee discharges the responsibilities of our board of directors relating to compensation of GPIC’s executives and directors. The Compensation Committee produces an annual report on executive compensation for inclusion in our proxy statements, and takes such other actions as it deems necessary or appropriate to oversee the compensation of our officers and directors. However, no formal compensation policy has been formalized. The Compensation Committee also administers our 1994 Long-Term Incentive Plan, or the Incentive Plan. The Incentive Plan expired on January 30, 2004, except as to the stock options outstanding on that date. During fiscal 2005, the Compensation Committee consisted of Messrs. Dennis, Thieffry and West. During fiscal 2005, this Committee held two regular meetings. Effective March 21, 2006, Mr. Kelly was appointed to fill the vacancy that resulted from the death of Mr. West. A copy of the report of the Compensation Committee is contained in this proxy statement.

The Compliance Committee is responsible for identifying and evaluating any situations involving us or our affiliates, which may have a negative effect upon the objectives of gaming control. During fiscal 2005, the Compliance Committee consisted of Messrs. Charlier and West and Ms. Laura McAllister Cox, our Chief Legal and Gaming Compliance Officer. The Compliance Committee held eight meetings during fiscal 2005. Effective March 21, 2006, Mr. Kelly was appointed to fill the vacancy that resulted from the death of Mr. West. The Compliance Committee reports to our board of directors and advises our board of directors of activities that might be inappropriate, after investigation. Among other things, our Chief Legal and Gaming Compliance Officer determines that all transactions involving gaming supplies and gaming equipment are with appropriately licensed casinos, distributors and vendors and reports to the committee regarding material litigation, material loans or extensions of credit, transactions meeting certain thresholds, and material loans made by us or our affiliates other than for our or the affiliate’s benefits. Additionally, the committee requires that appropriate background checks be conducted of several categories of persons, including, but not limited to, stockholders holding a 5% or more beneficial ownership interest, officers, directors, lenders, vendors, customers, partners, joint ventures and lobbyists. The committee reviews political contributions as to compliance with law, annually reviews the list of our stockholders, and requires review of foreign entities with which we do business.

The Nominating and Governance Committee, which during fiscal 2005 consisted of Messrs. Aucouturier, Dennis, and West, is responsible for identifying qualified candidates to be presented to our board for nomination as directors, select, or recommend that the board select, director nominees for the next annual meeting of stockholders, and assisting our board in carrying out its responsibilities relating to our corporate governance practices. Our Nominating and Governance Committee met one time in fiscal 2005. Each of the members of the Nominating and Governance Committee qualifies as an “independent”

director as defined in Rule 4200 (a)(15) of the national Association of Securities Dealers’ listing standards. Effective March 21, 2006, Mr. Kelly was appointed to fill the vacancy that resulted from the death of Mr. West.

The Nominating and Governance Committee will consider nominees for our board of directors recommended by stockholders. Notice of proposed stockholder nominations for directors must be delivered not less than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Nominations shall set forth (i) the name and address of the stockholder proposing to make the nomination, (ii) the number of shares of stock held of record and beneficially by such stockholder, (iii) a representation that the stockholder is a beneficial or record owner of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, (v) a brief description of the proposed nominee’s business experience for the previous five years and all other information regarding such proposed nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if the person proposing such nomination were a participant in a solicitation subject to Section 14 of the Exchange Act. Nominations should be delivered to the Nominating and Governance Committee at the following address:

Gaming Partners International Corporation
c/o Corporate Secretary
1700 South Industrial Road
Las Vegas, Nevada  89102

In considering possible candidates for election as a director, the Nominating and Governance Committee will consider such factors as business experiences, diversity, personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors, as well as any contractual obligations relating to the election of directors such as the irrevocable proxies between Holding Wilson, S.A. and Eric P. Endy.

The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees, as well as the overall composition of the board, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

You can contact our board of directors or any of our directors by writing to them at the same address provided above for delivery of director nominations. At each Audit Committee meeting, the Secretary will present a summary of stockholder communications received since the last meeting, and will make the communications available to the applicable director or committee upon request. Employees and others who wish to contact the board of directors or any member of the Audit Committee anonymously to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using this address. All communications are confidential.

The Directors’ Plan Committee administers the 1994 Directors’ Stock Option Plan, or the Directors’ Plan, but it has no discretion to determine or vary any matters, which are fixed under the terms of the plan. Fixed matters include, but are not limited to, the non-employee directors who will receive stock option grants, the number of shares of common stock subject to each grant, the term of any stock option, and the means of acceptable payment for exercise of the stock option. All decisions of the Directors’ Plan Committee are subject to approval by our board of directors. The Directors’ Plan Committee consists of Gérard P. Charlier and Eric P. Endy. The Directors’ Plan Committee did not meet during fiscal 2005.

We have adopted the Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller, and a Code of Conduct, which applies to all of our directors and employees, to the fullest extent permitted under the applicable laws of the country where such employees are domiciled. If we make any amendments to the Code of Ethics or the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the codes to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website at www.gpigaming.com.

Compensation of Directors

Directors who are not employees or consultants receive an annual fee of $18,000, plus $1,400 for attending in person (or $750 for participating by telephone) for each board of directors meeting and each audit committee meeting, and $500 for attending each other committee meeting. Each director may be reimbursed for certain expenses incurred in connection with attendance at board of directors and committee meetings.

Each non-employee director also receives non-qualified stock options, subject to vesting over a three-year period, to purchase 6,000 shares of common stock upon his commencement as a member of the board of directors at an exercise price equal to the closing price of the common stock on the date of grant. Additionally, on the third anniversary of the commencement date, and every year thereafter, each non-employee director receives non-qualified stock options to purchase 2,000 shares of common stock at an exercise price equal to the closing price of the common stock on the date of grant. In addition, each non-employee director receives non-qualified stock options to purchase 1,500 shares of common stock for serving on the Audit Committee, the Compliance Committee or the Compensation Committee for at least six months during the twelve months prior to the date of grant.

Our non-employee directors who are currently eligible to participate in the Directors’ Plan are Benoit Aucoutúrier, Elisabeth Carretté, Paul S. Dennis, Alain Thieffry and Robert J. Kelly. Directors who are also executive officers or consultants do not receive any fees or additional remuneration to serve on our board or its committees.

During fiscal 2005, non-qualified stock options to purchase 6,000, 6,500, 3,500, 3,500 and 9,000 shares of our common stock at an exercise price of $12.81, $14.81, $18.37, $14.698 and a weighted average exercise price of $13.14 were granted to Mrs. Carretté and Messrs. West, Theiffry, Aucouturier and Dennis, respectively, under the Directors’ Plan. The directors realize value from their stock options only when exercised, and only to the extent that the price of our common stock on the exercise date exceeds the price of our common stock on the grant date.

Compensation Committee Interlocks and Insider Participation

No Member of the Compensation Committee has ever been an officer or employee of GPIC or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Recommendation of Our Board of Directors

Our board of directors recommends that you vote “FOR” all the director nominees.

OTHER INFORMATION

Executive Officers

The following table sets forth the name, age, and current office of our executive officers who do not also serve on our board of directors. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
Melody Sullivan	49	Chief Financial Officer
Laura McAllister Cox	46	Chief Legal and Gaming Compliance Officer

Melody Sullivan, a Certified Management Accountant (CMA), has been our Chief Financial Officer since December 2002. From 2000 to 2002, Ms. Sullivan served as the Corporate Controller of Serrot International, Inc., a manufacturer and wholly-owned subsidiary of Waste Management Inc. From 1998 to 2000, Ms. Sullivan was the Vice President and Chief Accounting Officer of Saxton Inc., Las Vegas, Nevada, and a real estate development firm. Prior to this, Ms. Sullivan’s work experience included 11 years in the banking industry. Ms. Sullivan holds a Bachelor of Science degree in Accounting from the University of Arkansas.

Laura McAllister Cox, an attorney at law licensed to practice in New Jersey and Pennsylvania, has been our Chief Legal and Gaming Compliance Officer since December 2003. Previously, Ms. McAllister Cox was an attorney for 16 years with the Atlantic City law firm of Cooper Levenson April Niedelman & Wagenheim, P.A. and became a partner of the firm in 1996. A member of the Cooper Levenson Casino Law Department, Ms. McAllister Cox represented casino operators, gaming manufacturers and distributors, and casino employees in all aspects of regulatory, licensing and litigation matters. As part of her practice, Ms. McAllister Cox handled gaming regulatory matters for GPI-SAS since 1997, for the former Bud Jones Company since 2000 and for GPIC since 2002. Ms. McAllister Cox holds a Bachelor of Arts degree in Urban Studies from the University of Tennessee (1980) and a Juris Doctorate from Rutgers University School of Law (1987).

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of April 10, 2005 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of our common stock, each of our directors, our executive officers named in the Summary Compensation Table, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. There are no family relationships between any of our directors, director nominees or executive officers.

Name of Beneficial Owner	Ownership	Options/ Warrants Exercisable Within 60 Days	Beneficial Ownership(1)		Percent of Class(2)
Elisabeth Carretté	3,916,348	38,989	3,955,337	(3)(4)	49.65%
Eric P. Endy	462,014	10,634	472,648	(5)	5.95%
Benoit Aucouturier	176,614	12,500	189,114	(6)	2.38%
Gérard P. Charlier	564,646	100,000	664,646	(7)(4)	8.28%
Paul S. Dennis	—	7,000	7,000		*
Alain Thieffry	9,000	—	9,000	(8)	*
Robert J. Kelly	—	—	—		*
Melody Sullivan	—	—	—		*
Laura McAllister Cox	—	—	—		*
Magnet Fund, L.P., Magnet Management L.L.C., Jordan Kimmel	784,000	—	784,000	(9)	9.89%
All executive officers and directors as a group (9 persons)	5,128,622	169,123	5,297,745		65.43%

*                    Less than 1%

(1)          Represents sum of shares owned and shares which may be purchased upon exercise of options or warrants exercisable within 60 days of April 10, 2006.

(2)          Any securities not outstanding which are subject to options, warrants or conversion privileges exercisable within 60 days of April 10, 2006 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise noted, the persons identified in this table have sole voting and investment power with regard to the shares beneficially owned.

(3)          Includes: (i) 3,900,258 shares held by Holding Wilson, S.A., of which the Carretté Estate is the principal stockholder; (ii) 32,983 antidilution warrants held by Holding Wilson, S.A.; (iii) 15,745 shares held by the Estate of Francois Carretté (the “Carretté Estate”); (iv) three antidilution warrants held by the Carretté Estate; (v) 4,000 options to purchase common stock granted pursuant to the Company’s 1994 Directors’ Stock Option Plan (the “Plan”) currently held by the Carretté Estate; (vi) 345 shares held by Mrs. Carretté; (vii) three antidilution warrants held by Mrs. Carretté; and (viii) 2,000 options granted under the Plan to Mrs. Carretté. Does not include antidilution warrants to purchase an aggregate of 39,984 shares, none of which are currently exercisable. Does not include 472,648 shares beneficially owned by Mr. Endy, which Holding Wilson, S.A. has the right to vote for the election or removal of directors pursuant to a five-year irrevocable proxy dated September 12, 2002. Although Mrs. Carretté acknowledges the existence of a group between her and Mr. Endy within the meaning of Section 13(d)(3) of the Securities Act, Mrs. Carretté expressly disclaims beneficial ownership of the shares beneficially owned by Mr. Endy and the Endy Trust as she has no pecuniary interest in such shares. Mrs. Carretté expressly disclaims beneficial ownership of the shares owned by Holding Wilson, S.A. except to the extent of her pecuniary interest in such shares.

(4)          Does not include an option held by Mr. Charlier to sell to Holding Wilson, S.A. his shares of the Company’s common stock if his employment is terminated voluntarily by Mr. Charlier or by the Company other than for death, permanent disability or cause (as defined in his employment agreement).

(5)          Includes (i) 393,659 shares held by The Paul S. Endy, Jr. Living Trust, of which Eric P. Endy is the sole trustee and beneficiary, (ii) 18,000 shares held by trusts established for the benefit of Mr. Endy’s family, and (iii) 6,000 shares held by his spouse. Does not include 3,955,337 shares beneficially owned by Elisabeth Carretté, which Mr. Endy has the right to vote for his election as a director pursuant to a five-year irrevocable proxy dated September 12, 2002. Although Mr. Endy acknowledges within the meaning of Section 13(d)(3) of the Securities Act, Mr. Endy expressly disclaims beneficial ownership of the shares beneficially owned by Mrs. Carretté, Holding Wilson, S.A. or any former GPI-SAS stockholder as he has no pecuniary interest in such shares.

(6)          Includes: (i) 176,266 shares that are held by Campagnie d’Arbitrage; Financier et Foncier, a family investment company (“CAFF”); (ii) 348 shares held by Mr. Aucouturier; and (iii) 12,500 options to purchase common stock granted under the Plan to Mr. Aucouturier. Does not include additional antidilution warrants to purchase an aggregate of 2,273 shares, none of which are currently exercisable.

(7)          Includes 697 shares held by Mr. Charlier’s spouse. Does not include antidilution warrants to purchase an aggregate of 5,738 shares or options to purchase 200,000 shares granted pursuant to the 1994 Long-Term Incentive Plan, or the Incentive Plan, none of which are currently exercisable. Mr. Charlier’s stock options as to 100,000 shares, vested during the fourth quarter of 2005.

(8)          Does not include 3,933,241 shares held by Holding Wilson, S.A., of which Mr. Thieffry is the President of the Executive Board. Mr. Thieffry disclaims beneficial ownership of all shares held by Holding Wilson, S.A.

(9)          Based on written confirmation from Jordan Kimmel as of September 2005.

Executive Compensation

Summary Compensation Table

The following tables summarizes all compensation paid for fiscal years 2005, 2004 and 2003 to Gérard P. Charlier, our Chief Executive Officer, President and Secretary, to Melody Sullivan, our Chief Financial Officer, and to Laura McAllister Cox, our Chief Legal and Gaming Compliance Officer.

					Long-Term
					Compensation
		Annual			Securities
Name and	Fiscal	Compensation		Other Annual	Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($)(5)	Compensation ($)	Options (#)	Compensation ($)
Gérard P. Charlier(1)	2005	250,246	—	—	—	60,557 (4)
Chief Executive Officer,	2004	298,000	—	—	—	44,000
President and Secretary	2003	229,426	—	—	—	19,692
Melody Sullivan(2)	2005	170,000	7,186	—	—	14,156
Chief Financial Officer	2004	160,000	—	—	—	1,292
	2003	130,214	—	—	—	—
Laura McAllister Cox(3)	2005	185,000	7,743	—	—	10,343
Chief Legal and Gaming	2004	175,000	—	—	—	—
Compliance Officer	2003	10,096	—	—	—	—

(1)          Gérard Charlier was appointed as our Chief Executive Officer, President and Secretary in 2002. The amounts in this table represent the compensation paid to Mr. Charlier by our subsidiaries and us. See also GPI-SAS Pension Plan Table.

(2)          Melody Sullivan was hired in 2002. Commencing January 1, 2005, Ms. Sullivan received an automobile allowance of $500 per month, which is included in “All Other Compensation,” along with insurance premiums and 401(k) matching contributions paid by GPIC.

(3)          Laura McAllister Cox was hired in December 2003. Commencing January 1, 2005, Ms. McAllister Cox received an automobile allowance of $500 per month, which is included in “All Other Compensation,” along with insurance premiums and 401(k) matching contributions paid by GPIC.

(4)          All Other Compensation for 2005 for Mr. Charlier includes housing in the amount of $29,213, tax preparation expenses in the amount of $14,212, automobile expense in the amount of $11,010, and insurance premium expense in the amount of $6,122.

(5)   Represents two weeks pay given at end of year to all employees as holiday bonus.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

We did not grant any stock options to our named executive officers in 2005. In addition, our named executive officers did not exercise any stock options in 2005. The following table sets forth information related to the fiscal year end value of unexercised stock options held by Mr. Charlier. Neither Ms. Sullivan nor Ms. McAllister Cox owns any stock options.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)(1)		Value of Unexercised In-The Money Options/SARs at Fiscal Year-End ($)(1)(2)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gérard P. Charlier	—	—	100,000	200,000	$778,000	$1,556,000

(1)          These numbers represent options granted pursuant to the Incentive Plan. There are no stock appreciation rights.

(2)          Based on a closing price of $11.18 on December 31, 2005, less the option exercise price.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2005 about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	519,133 (1)	$4.08	32,500 (2)
Equity compensation plans not approved by security holders	None	None	None
Total	519,133	$4.08	32,500

(1)          Reflects the weighted average outstanding stock options to purchase 335,634 shares of common stock under our 1994 Long-Term Incentive Plan, and stock options to purchase 92,000 shares of common stock under our 1994 Directors’ Stock Option Plan, and for an aggregate of 427,634 shares. The anti-dilution warrants, issued in connection with the Combination, are not included in this table, as they do not represent compensation.

(2)          These shares were available for future issuance under our 1994 Directors’ Stock Option Plan.

Employment Contracts and Change-in-Control Arrangements

Upon completion of the combination, we entered into an employment agreement with Gérard Charlier pursuant to which he serves as President and Chief Executive Officer of GPIC and each of its subsidiaries. The agreement provides for Mr. Charlier’s employment for five years, subject to earlier termination under certain circumstances, as described below.

The agreement provides for Mr. Charlier to receive an annual salary of $100,000 as President and Chief Executive Officer of GPIC and €115,000 (approximately U.S. $133,400 as of March 9, 2005) as President and Chief Executive Officer of GPI-SAS. Mr. Charlier, a French resident, receives a housing allowance not to exceed $1,500 per month for housing in the Las Vegas area. He also receives tax preparation services, certain medical expense reimbursements, and use of a company automobile.

We have the right to terminate Mr. Charlier’s employment with or without “Cause” or upon his death or “Permanent Disability.” “Cause” is defined as willful and repeated failure to perform his duties, willful misconduct materially injurious to the company, conviction of a felony or breach of the confidentiality, non-competition or non-solicitation provision discussed below. “Permanent Disability” is defined as failure to perform his duties for ninety consecutive days due to physical or mental illness.

If we terminate Mr. Charlier’s employment for any reason other than death, Permanent Disability or Cause, we must continue to pay Mr. Charlier’s salaries for the longer of (i) the remaining term of the agreement or (ii) two years, and to provide him with medical benefits for 12 months from termination.

Pursuant to the agreement, we granted stock options to Mr. Charlier, subject to the terms and conditions of the Long-Term Incentive Plan, as described above.

Mr. Charlier’s employment agreement contains provisions relating to protection of our confidential information and non-competition and non-solicitation of employees (both during his employment and for a period following termination).

Mr. Charlier also entered into an agreement with Holding Wilson whereby Holding Wilson granted Mr. Charlier an option to sell Holding Wilson GPIC’s shares of common stock he acquired in the Combination if, Mr. Charlier’s employment with us is terminated voluntarily by Mr. Charlier, or by us other than for death, Permanent Disability or Cause. The per share sale price would be equal to the average closing price of our common stock for the 30 trading days preceding the date Mr. Charlier exercises his option to sell.

Pursuant to a letter provided to Melody Sullivan, our Chief Financial Officer, we have agreed to pay Ms. Sullivan a severance payment equal to six months of her salary if we terminate her employment without cause.

Pursuant to a letter provided to Laura McAllister Cox, our Chief Legal and Gaming Compliance Officer, we have agreed to pay Ms. McAllister Cox a severance payment equal to six months of her salary if we terminate her employment without cause.

Pension Plan

Through our GPI-SAS subsidiary, we maintain a noncontributing, defined benefit plan for our salaried and hourly-rate employees in France who meet certain age and service requirements. The plan provides for payment of benefits as required by French law in a lump sum, at the participant’s election, upon retirement, based on years of participation. Mr. Charlier is a participant in the plan and will receive a plan benefit upon retirement. Ms. Sullivan and Ms. McAllister Cox are not eligible to participate in the defined benefit plan.

The following table illustrates the estimated total benefits payable pursuant to the highest formula under GPI-SAS’s pension plan, which for 25 or more years of service is 7.5 months of a participant’s compensation for the year before retirement. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final compensation and years of service:

GPI-SAS Pension Plan Table

	Years of Service
Final Compensation	15	20	25	30	35	40
$169,000	$35,100	$51,350	$67,600	$83,850	$97,100	$97,100

Of the compensation for Mr. Charlier shown in the Summary Compensation Table in the columns “Salary” and “Bonus,” only the compensation paid for his service to GPI-SAS would be considered for purposes of the GPI-SAS pension plan, or approximately $142,324, $143,758, and $129,378, for the fiscal years 2005, 2004 and 2003, respectively. Mr. Charlier currently is considered to have eleven credited years of service, and would have been entitled to a plan benefit of $21,896 if he had retired at December 31, 2005.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors, and stockholders holding more than ten percent of the class of stock are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all reports required under Section 16(a) filing requirements were filed as required, with the exception of certain reports on Form 4, which were inadvertently filed late by (i) Mr. West with respect to a grant on April 12, 2005, of a stock option under the Directors’ Plan to purchase 6,500 shares; (ii) Mr. Thieffry with respect to his acquisition of 9,000 shares on December 6, 2005 pursuant to the exercise of stock options granted under the Directors’ Plan; (iii) Mr. Thieffry with respect to his grant on September 12, 2005 of a stock option under the Directors’ Plan to purchase 3,500 shares; (iv) Mr. Aucouturier with respect to his acquisition of 1,337 shares on September 12, 2005 pursuant to the exercise of antidilution warrants; (v) Mr. Charlier with respect to his acquisition of 3,376 shares on September 12, 2005 pursuant to the exercise of antidilution warrants; (vi) Mrs. Carretté with respect to her acquisition of 23,626 shares on September 12, 2005 pursuant to the exercise of antidilution warrants; (vii) Mr. Endy with respect to his disposition of 34,578 shares on September 15, 2005; (viii) Mr. Endy with respect to his disposition of 6,502 shares on August 31, 2005; (ix) Mr. Endy with respect to his disposition of 11,515 shares on August 17, 2005; (x) Mr. Aucouturier with respect to his disposition of 915 shares on June 29, 2005; (xi) Mr. Aucouturier with respect to his disposition of 46,085 shares from June 21, 2005 through June 28, 2005; (xii) Mr. Endy with respect to his disposition of shares and cashless exercise of options granted under the Incentive Plan in the aggregate of 8,644 shares from May 23, 2005 through May 24, 2005; and (xiii) Mr. Endy with respect to his disposition of shares and cashless exercise of options granted under the Incentive Plan in the aggregate of 32,000 shares from April 22, 2005 through April 26, 2005.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS AFTER THE REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee, composed entirely of directors who have never served as executive officers of GPIC, determine the compensation of GPIC’s executive officers and administer GPIC’s 1994 Long-Term Incentive Plan, or the Incentive Plan.

Although no compensation policy has been formalized, the Committee generally recommends that GPIC compensate its executive officers at a level that will attract and retain individuals who are responsible for the management, development and success of the company. The Committee believes that executive compensation should be designed to reward individuals for their services to GPIC and encourage them to stay with the company. The Committee’s compensation decisions are submitted to the full board of directors for approval.

Although the Compensation Committee believes that GPIC’s overall financial performance is an important factor in the total compensation of GPIC’s executive officers, no specific quantitative factors are applied in making compensation recommendations. The Committee also recognizes qualitative factors such as successful supervision of GPIC’s operations, established relationships with key customers and the development of corporate projects and new products.

The Compensation Committee also evaluates the total compensation of GPIC’s executive officers in light of the compensation practices and relative corporate financial performance of other companies in the gaming industry. The Committee’s goal is for GPIC to set base salaries for the Chief Executive Officer and other executive officers at appropriate levels which reflect the duties and scope of responsibilities of each officer’s position.

The Chief Executive Officer and other executive officers have also been eligible to receive incentive compensation in the form of stock options under the Incentive Plan. The Incentive Plan expired in January 2004, except as to the stock options outstanding on that date. Stock options are priced at the market value of GPIC common stock on the date of grant, and typically subject to a four-year vesting period with exercisability dependent on continued employment. None of the executive officers received a stock option grant in fiscal 2004 or 2005.

Mr. Charlier has been the Chief Executive Officer of GPIC since September 2002. Pursuant to the terms of his five-year employment agreement, in fiscal 2005, Mr. Charlier received an annual salary of $100,000 as President and Chief Executive Officer of GPIC and €115,000 (approximately U.S. $143,000, using an average exchange rate for 2005) as President and Chief Executive Officer of the former B&G. The Compensation Committee granted Mr. Charlier stock options in September 2002 to acquire a total of 300,000 shares of GPIC common stock, at a price of $3.40 per share (the closing price of common stock on the date of grant), subject to the terms and conditions of the Incentive Plan. The stock option as to 200,000 shares will vest on the fifth anniversary of the date of grant and is exercisable for five years following the date of vesting. The stock option as to 100,000 shares vested during the fourth quarter of 2005. The option will remain exercisable for five years from the vesting date.

March 30, 2006	COMPENSATION COMMITTEE
Paul S. Dennis
Alain Thieffry
Robert J. Kelly

PERFORMANCE GRAPH

The following graph reflects the cumulative stockholder return (change in stock price plus reinvested dividends) of a $100 investment in our common stock for the five-year period from December 31, 2000 through December 31, 2005, in comparison with the Standard & Poor’s 500 Composite Stock Index and our self-determined industry peer group index.(1) The comparisons are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG GAMING PARTNERS INTERNATIONAL CORP, THE S & P 500 INDEX
AND A PEER GROUP

* $100 Invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Investment Value as of December 31,
	2000	2001	2002	2003	2004	2005
GPIC	$100.00	$217.60	$678.40	$920.00	$3,300.80	$1,803.06
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
Peer Group	100.00	167.64	187.09	348.45	356.54	350.16

(1)          The companies in the peer group include: Alliance Gaming Corp., Fortune Diversified Industries Inc. (formerly American Gaming & Entertainment), GTech Holdings Corp., Innovative Gaming Corp. America, International Game Technology, Progressive Gaming International Corp. (formerly Mikohn Gaming Corp.), Scientific Games Corp. (formerly Autotote Corp.) and ShuffleMaster Inc.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY SAID DOCUMENT SO FILED.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Gaming Partners International Corporation’s audited financial statements for the fiscal year ended December 31, 2005.

The Audit Committee has reviewed and discussed GPIC’s audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, GPIC’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of GPIC’s financial statements. The Audit Committee has also received written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from GPIC and its related entities, and has discussed with Deloitte & Touche their independence from GPIC.

The Audit Committee acts pursuant to the Audit Committee Charter. Each of the members of the Audit Committee qualifies as an “independent” director as defined in Rule 4200(a) (15) of the National Association of Securities Dealers’ listing standards. No member of the Audit Committee meets the definition of an audit committee financial expert as set forth in Item 401(h)(2) of the SEC Regulation S-K.

Based on the review and discussions referred to above, the Audit Committee recommended to GPIC’s Board of Directors that GPIC’s audited financial statements be included in GPIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

March 30, 2006	AUDIT COMMITTEE
Paul S. Dennis
Benoit Aucouturier
Robert J. Kelly

INDEPENDENT AUDITORS

Deloitte & Touche LLP served as independent auditors for us for the fiscal years ended December 31, 2005, 2004 and 2003. The board of directors has not yet approved the 2006 audit engagement letter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for reviewing and approving, in advance, all audit and non-audit services of the independent auditor. The Audit Committee approved the engagement of Deloitte & Touche LLP to audit the financial statements of us and our subsidiaries for the fiscal year 2005, and to provide certain non-audit services to us and our subsidiaries. None of the engagements pre-approved by the Audit Committee during 2005 made use of the de minimus exception to pre-approval contained in the applicable rules of the SEC.

Principal Accountant Fees and Services

The following table shows the fees for professional audit services provided by Deloitte & Touche LLP for the audit of our annual financial statements for the fiscal years December 31, 2005, 2004 and 2003 and fees billed for other services rendered during those periods.

	December 31, 2005	December 31, 2004	December 31, 2003
Audit Fees(1)	$383,000	$235,000	$169,235
Audit-Related Fees(2)	28,000	5,060	15,400
Tax Fees(3)	278,605	163,363	138,102
All Other Fees(4)	—	—	—
Total	$689,605	$403,423	$322,737

(1)          Audit Fees:   Fees for the professional services rendered for the audit of GPIC’s annual financial statements, review of financial statements included in our 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements. On September 12, 2002, our business was combined with the businesses of B&G and B&G’s wholly-owned subsidiary, The Bud Jones Company, with B&G and Bud Jones becoming our wholly-owned subsidiaries. Deloitte & Touche LLP was the principal accountant for the audit of our annual financial statements (post-combination) since the fiscal years ended December 31, 2002, although Mazars LLP rendered audit-related services resulting in fees totaling $370,244 in 2002 and $29,399 in 2003. Mazars also rendered audit-related services, resulting in fees totaling $XXXX and $XXXX for the fiscal years ended December 31, 2005 and 2004, respectively.

(2)          Audit-Related Fees:   Fees for assurance and related services that are reasonably related to the performance of the audit or review of GPIC’s financial statements. For December 31, 2005, 2004 and 2003, this included fees related to the review and analysis of our intercompany loans, the 401(k) plan and other regulatory document reviews and related services.

(3)          Tax Fees:   Fees for professional services rendered with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns, claims for refunds, payment planning and tax law interpretation, including the analysis of: intercompany loans, fixed asset basis, and dividends. Deloitte & Touche LLP provided tax strategy consulting in 2005 and 2004.

(4)          All Other Fees:   Deloitte & Touche LLP did not provide any services in 2005, 2004 or 2003 that should be reported in this category.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Ron-Lyn Enterprises, a company co-owned by Ron Coiro, former employee and East Coast Sales Manager of GPI-USA, provided miscellaneous table game plastic accessories to GPI-USA, including dealing shoes, money paddles and discard holders. Since December 31, 2004, we have not purchased any products from Ron-Lyn Enterprises. For the fiscal years ended December 31, 2005, 2004 and 2003, GPI-USA paid Mr. Coiro, through Ron-Lyn Enterprises, approximately $0, $186,000 and $113,300, respectively.

We lease our main 34,000 square foot manufacturing facility located in San Luis Rio Colorado, Mexico from an entity controlled by the family of Frank Moreno, General Manager of GPI Mexico. The current lease was extended in April 2004, for an additional five years at the same monthly rent amount of approximately $0.35 per square foot, or $12,000. If we elect, at our discretion, to use more or less square footage, our rent will be increased or decreased accordingly. On March 1, 2006, we amended our current lease for an additional 17,500 square feet. This extension has the same five term period at the same monthly rent amount of approximately $0.35 per square feet, or $6,100. We also own an approximately 66,000 square foot facility used for the manufacture of playing cards, tables, and layouts products that is adjacent to the leased building.

Neither Mr. Coiro nor Mr. Moreno is a director or executive officer. The charter of the Board of Directors requires the Audit Committee to review related party transactions involving our directors and executive officers.

Indemnification of Directors and Officers

We have provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in our articles of incorporation and bylaws. In addition, we have contractually agreed to indemnify each present and former director as of the closing date of the combination with B&G against any claim arising out of or pertaining to any matter existing or occurring at or prior to the closing date of the combination, whether asserted or claimed prior to, at or after such closing date, to the fullest extent permitted under Nevada law and our articles of incorporation or bylaws then in effect. We also maintain a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses up to $20.0 million in the aggregate (subject to an up to $200,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts spent in lawful indemnification of a director or officer or amounts provided by us to indemnify its directors and officers as required or permitted by law. We have agreed to maintain for a period of six years after the combination a directors’ and officers’ liability insurance policy covering those persons who were covered as of the date of the combination with coverage at least as favorable as the then existing coverage, except that we will not be required to expend in excess of 200% of the then annual premium paid by us for such coverage.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

We must receive proposals of stockholders intended to be presented at our next annual meeting prior to January 9, 2007, to be considered for inclusion in our proxy statement relating to that meeting. Our Nominating and Governance Committee will review any proposals from eligible stockholders that it receives by that date and will make a recommendation to the board of directors whether any such proposals will be included in our proxy solicitation material.

GENERAL

Our 2005 annual report on Form 10-K, containing audited financial statements but without exhibits, accompanies this proxy statement. The Form 10-K as filed with the SEC including exhibits is available on our website at www.gpigaming.com, and as soon as practicable after the Annual Meeting. Stockholders may also obtain a copy of the Form 10-K, without charge, upon written request to:

Gaming Partners International Corporation
Attn: Corporate Secretary
1700 South Industrial Road
Las Vegas, Nevada 89102
Fax: 702-598-2494

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

By Order of the Board of Directors

Gérard P. Charlier President, Chief Executive Officer and Secretary

Las Vegas, Nevada
April 18, 2006

GAMING PARTNERS INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2006

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Gaming Partners International Corporation (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K in connection with the annual meeting of stockholders of the Company to be held at Gaming Partners International Corporation, 1700 South Industrial Road, Las Vegas, Nevada, on Tuesday, May 9, 2006 at 9:00 o’clock in the morning, Pacific Time, and hereby appoints Gérard P. Charlier and Melody Sullivan and each or any of them, proxies, with power of substitution, to attend and to vote all shares the undersigned would be entitled to vote if personally present at said annual meeting and at any adjournment thereof.  The proxies are instructed to vote as specified on the reverse side hereof:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GAMING PARTNERS INTERNATIONAL CORPORATION

May 9, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/            Please detach along perforated line and mail in the envelope provided.            \/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  Election of Directors:

		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	☐ Elisabeth Carretté ☐ Gérard P. Charlier ☐ Benoit Aucouturier ☐ Paul S. Dennis ☐ Eric P. Endy ☐ Alain Thieffry ☐ Robert J. Kelly	2.	IN THEIR DISCRETION, UPON SUCH OTHER MATTER AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.	☐	☐	☐
☐	WITHOUT AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

The shares represented by this proxy will be voted as specified.  If no specification is made, the shares represented by this proxy will be voted in favor of the nominee listed, and in the discretion of the proxies, on other matters that may properly come before the annual meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder				Date

Signature of Stockholder				Date

Note:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.